Exhibit 99.1
NEWS RELEASE

Albany Engineered Composites Awarded Seven-Year Contract from Bell Textron, Inc. for 525 Composite Components

Rochester, N.H., April 29, 2025 – Albany International Corp. (NYSE: AIN) announced today that its subsidiary Albany Engineered Composites, Inc. (AEC) has been awarded a seven-year contract from Bell Textron, Inc. (Bell) to produce composite structures components for the Bell 525 helicopter. This award establishes a new partnership with Bell, a key customer in AEC’s growing rotorcraft business.

“We are very excited to solidify our long-term support of the 525 for Bell with this contract award,” said Chris Stone, AEC President. “This agreement is representative of our new, yet strategic, collaboration with Bell, and we look forward to exploring additional opportunities to provide Bell with mission-critical composite components for its suite of aircraft.”

About Albany Engineered Composites

Albany Engineered Composites (AEC) designs and manufactures advanced engineered composite components for engine and airframe applications for commercial and military aircraft, missiles and unmanned vehicles. AEC’s specialty composite solutions enable current and next-generation aircraft to perform better while being more fuel-efficient, cost-effective, and environmentally-friendly.

About Albany International Corp.

Albany International is a leading developer and manufacturer of engineered components, using advanced materials processing and automation capabilities, with two core businesses.
•Machine Clothing is the world’s leading producer of custom-designed, consumable belts essential for the manufacture of paper, paperboard, tissue and towel, pulp, non-wovens and a variety of other industrial applications.
•Albany Engineered Composites is a growing designer and manufacturer of advanced materials-based engineered components for demanding aerospace applications, supporting both commercial and military platforms.

Albany International is headquartered in Rochester, New Hampshire, operates 30 facilities in 13 countries, employs approximately 5,400 people worldwide, and is listed on the New York Stock Exchange (Symbol: AIN). Additional information about the Company and its products and services can be found at www.albint.com

Investor / Media Contact:
JC Chetnani
VP-Investor Relations and Treasurer
jc.chetnani@albint.com

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